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                                                                      Exhibit 21
                             List of Subsidiaries



Bay Banks of Virginia, Inc., is organized as follows:

Bay Banks of Virginia, Incorporated (Parent)

Bank of Lancaster (Subsidiary of Bay Banks of Virginia)
                   Bay Services Title Company(Subsidiary of Bank of Lancaster)

Chesapeake Holdings, Inc. (Subsidiary of Bay Banks of Virginia)

Bay Trust Company (Subsidiary of Bay Banks of Virginia as of January 1, 2000)


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